UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 26, 2008

Atlas America, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-32169	51-0404430
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1550 Coraopolis Heights Road, Moon Township, Pennsylvania	15108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 262-2830

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In connection with the transfer to a new plan administrator for the Atlas America, Inc. Investment Savings Plan (the “Investment Savings Plan” or the “Plan”) effective as of November 1, 2008, we discovered that we had inadvertently failed to file with the Securities and Exchange Commission a registration statement on Form S-8 relating to securities purchased under the Investment Savings Plan.

Our Investment Savings Plan is available to all of our eligible employees. The Plan contains an “Atlas America Stock Fund” as an investment option, and the Plan allows participants to allocate some or all of their account balances to interests in the Atlas America Stock Fund. Because we sponsor the Plan, we are required to register certain transactions in the Plan related to shares of Atlas America, Inc. common stock. We recently discovered that we should have filed a Form S-8 to register share transactions in the Plan since 2005. Consequently, we may be deemed to have inadvertently failed to register transactions in the Plan relating to up to approximately 107,630 shares (the “Shares”).

We intend to file a registration statement on Form S-8 to register future transactions in the Plan as soon as practicable. Nonetheless, we may be subject to civil and other penalties by regulatory authorities as a result of the failure to register these transactions. We have implemented monitoring and reporting procedures to ensure that in the future we timely meet our registration obligations with respect to this and other employee benefit plans.

The failure to file the registration statement noted above was inadvertent, and as such, we have always treated the shares issued in the Atlas America Stock Fund under the Plan as outstanding for financial reporting purposes. Consequently, these unregistered transactions do not represent any additional dilution. We believe that historically we have always provided the employee-participants in the Plan with the same information they would have received had the registration statement been filed. Original purchasers of the Shares have rescission rights with respect to such Shares, which rights represent a contingent liability of ours.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas America, Inc.

November 26, 2008	By:	/s/ Matthew A. Jones
	Name:	Matthew A. Jones
	Title:	Chief Financial Officer